Exhibit 99.2

Tangoe, Inc.

2011 Q3 Earnings Release Conference Call Transcript

November 08, 2011

This transcript is provided by Tangoe, Inc. only for reference purposes.  Information presented was current only as of the date of the conference call, and may have subsequently changed materially.  Tangoe, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:                                          Please stand by, we’re about to begin.  Good afternoon, my name is Karyna and I will be your conference Operator today.  At this time, I would like to welcome everyone to the Tangoe Third Quarter 2011 Earnings Conference Call.

All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.

Thank you.  I would now like to turn the call over to Gary Martino and Al Subbloie.  Please go ahead.

Gary Martino, Chief Financial Officer:                             Thank you.  Good afternoon and welcome to the Tangoe Third Quarter 2011 Earnings Call.  We will be discussing the results announced in our press release, issued after the market close today.  Again, I am Gary Martino, Chief Financial Officer of Tangoe.  With me on the call is Al Subbloie, Tangoe’s Chief Executive Officer.

During the call, we will make certain statements related to our business that may be considered forward-looking statements under federal securities laws.  These statements reflect our views only as of today, and should not be reflected upon as representing our views as of any other subsequent date.  These statements reflect our current views regarding the future, and are subject to a variety of risks and uncertainties that could cause actual results to differ materially from expectations.  For a discussion of the material risks and other important factors that could effect our actual results, please refer to those contained in our 10-Q and final S-1 Registration Statement, which is on file with the SEC.

Also, during the course of today’s call, we will refer to certain non-GAAP financial measures.  There is a reconciliation schedule showing GAAP versus non-GAAP results currently available in our press release, issued after the market close today, which is located on our website at www.tangoe.com.

With that, I’ll turn the call over to Al, and then I will come back a bit later to provide some further details regarding our financials and our forward-looking outlook.  Al?

Al Subbloie, President and Chief Executive Officer:  Thanks, Gary.  I’d like to thank everyone for joining us on the call today.  We were very pleased with Tangoe’s execution during the third quarter, which resulted in strong revenue and adjusted EBITDA growth that exceeded our expectations.

Demand for Communications Lifecycle Management solutions remains strong, and Tangoe continues to expand its market share leadership position through a combination of new account wins, expansion with existing customers, and traction with our portfolio of strategic alliance partners.  Based on our strong third quarter results and our momentum heading into the fourth quarter, we are raising our revenue and profitability guidance for the full-year 2011, which Gary will provide details on in a moment.

Taking a look at our results for the quarter, revenues of 27.3 million were up 59%, compared to the third quarter last year, and adjusted EBITDA of 3.3 million was up 83% over the same period.  Again, both figures exceeded the high-end of our guidance.  During the quarter our recurring revenue grew 68% year-over-year, and accounted for 90% of total revenues.  Our performance continues to demonstrate the success of our go-to-market strategy and ability to deliver significant return on investment to our customers.  This has allowed us to maintain customer revenue renewal rates in the mid-90% range.

During the third quarter, we increased total spend under management to 15.3 billion, which is up 61%, compared to 9.5 billion last year, and 14.5 billion that we reported last quarter.  The growth in our spend under management is due to the combination of moving deployments into production with both new and existing customers, in addition to the high renewal rates that I referenced a moment ago.  During the third quarter, we won or expanded business with a number of blue chip customers including Motorola, Halliburton, Novellus, Sun Power, Oxford, West Corporation, Gap, Blue Coat, Mead Johnson, Honeywell, and Novartis.

Now I would like to provide an update on some key initiatives and accomplishments during the third quarter.  First, we remain very pleased with our progress integrating the HCL and Telwares acquisitions, both of which closed in the first quarter of 2011.  In both situations, the integration process has gone as well as we could’ve hoped at the time of acquisition.  During the third quarter, we continued to migrate customers over to Tangoe’s On-Demand Platform, which is a process that typically runs for 12 to 18 months, following the time of acquisition.  Customer feedback remains very positive, and we are very pleased with the on-going customer commitment to Tangoe.  We are also excited about the opportunity to cross-sell and up-sell our broader suite of solutions on our expanded customer base, and have successfully implemented this strategy with customers such as Fifth Third, Amerisource Bergen, AIG, and General Electric, among others.

On the efficiency side, we made progress during the third quarter, and we anticipate realizing cost synergies during the fourth quarter and into the first half of next year; as the customer migration progress continues.  As we are now in our third full quarter with HCL and Telwares, under Tangoe’s direction, we are confident that we will meet our targets for customer retention, the timetable for customer migrations as well as profitability contributions.  From a long-term perspective, we intend to selectively execute M&A to deliver accelerated growth and increase our market share, which will augment our targeted organic recurring revenue growth of 20% or better.

As previously discussed, our focus remains on opportunities that can improve our scale, expand our reach geographically, or add a complimentary technology to our platform.  Tangoe has a successful track record of integrating acquisitions and cross-selling our suite of solutions, which we believe is a core competency and competitive differentiator.  Second, we gained further traction with our strategic alliance channel partners during the third quarter.  As it relates to IBM, they are both a strategic customer and partner.  We are very pleased to have closed a multi-year, multi-million dollar internal deal with IBM during the third quarter, which we believe highlights the value of Tangoe’s integrated platform, industry leading scalability, and geographical capabilities.  In addition, IBM continues to make solid contributions as a distribution and implementation partner for Tangoe, and our pipeline of opportunities continues to increase.

We also remain pleased with the progress of our portfolio of other strategic alliances such as HP/EDS, Xerox/ACS, and Dell/Perot.  Specifically, we were able to leverage our alliance with ACS to close a multi-year deal with Xerox, which we believe highlights Tangoe’s value proposition as the white-label CLM provider for some of the world’s largest outsourcers and systems integrators.  As a reminder, our strategic alliances contribute approximately one quarter of our new annual recurring revenue on an annual basis, though it can vary on a quarterly basis.

Third, we continue to benefit from the mobile device revolution, and experience continued adoption of our Mobile Device Management solution during the quarter.  During the third quarter, we closed MDM-related business with customers such as Expedia, Biogen, Amerisource Bergen, Pricewaterhouse Coopers, and IDEX and began to benefit from the second quarter launch of our latest MDM suite.  Tangoe has had on-going success selling our MDM solution as a bundle with our mobile and fixed offerings, further evidence that one of our key strengths is the fact that we are the only provider to offer a complete integrated solution for enterprises.

We also continue to expand our MDM capabilities.  We announced the latest version of our MDM suite during the third quarter, which includes device and self-service portal, international localization and language enhancements, Apple iOS 5 activation support, additional Apple iOS policy capabilities, custom content WYSIWYG Editor, Symbian and Windows Phone device client enhancements, and monitoring and reporting enhancements.  As a reminder, MDM represents under 10% of revenue to-date, and we believe it represents an attractive long-term growth opportunity, due to the explosive growth in connected devices and smartphone adoption.

Fourth, growth of our international operations remains a priority for Tangoe, particularly given our estimate that international markets account for over half of the 425 billion in global telecomm spend in our target market.  During the third quarter, international accounted for 4.1 billion of Tangoe’s total 15.3 billion of spend under management, and it grew 37% on a year-over-year basis.  Given the investments we have made this past year, we believe we are in a position to benefit from this predominately greenfield opportunity.  As a reminder, the majority of our international spend is with U.S. multi-nationals.  Looking ahead to 2012, we plan to expand our international sales and distribution channels into new markets such as Asia Pacific, in addition to growing our presence in Europe and Latin America, which we expect will further drive growth outside of the United States.

Finally, I’d like to take a moment to comment on overall market demands.  Despite the recent economic volatility, we did not see any change in customer demand or buying patterns during the third quarter.  In addition, as we look ahead, customer interest levels remain high, and our sales pipeline is robust.  I believe that it is worth pointing out again, that Tangoe’s business remained strong during the most recent recession, where we demonstrated the Company’s ability to deliver recurring revenue growth in excess of 20%, during the most difficult of economic situations.

Our growth over time has been a testament to Tangoe’s ability to deliver a compelling return on investment for our customers.  We expect market demand to continue to be driven by the growing volume and complexity of communication service plans and bills, adoption of smartphones and tablets, increase in corporate risk and regulation, along with the globalization of business.

So, in summary, we are very pleased with the Company’s third quarter performance, which exceeded our expectations.  Our strategy of driving strong organic growth and enhancing our marker share gains through strategic acquisitions is proving to be highly successful.  We are still in the early stages of growth in a multi-billion dollar market opportunity, and Tangoe is building on our lead of being more than three times the size of our nearest competitor’s CLM business.  We remain optimistic about Tangoe’s future.

With that, let me turn it over to Gary.

Gary Martino, Chief Financial Officer:                             Thanks, Al.  We are very pleased with our strong third quarter results, as we exceeded our expectation across our key operating metrics.  I will first provide you with additional details on our third quarter performance, followed by our guidance for the fourth quarter and full-year 2011.

Now, turning to our third quarter results, starting with the P&L.  Total revenue was 27.3 million, up 59% year-over-year, exceeding the high-end of guidance range of 26.3 million to 26.7 million.  Our recurring revenue growth continued to be the primary driver, increasing 68% year-over-year, and accounting for 90% of total revenue, up from 85% of revenue during the third quarter of last year.

Drilling down into some of our top-line drivers, we ended the quarter with 15.3 billion in spend under management, which is up over 61%, compared to the end of the third quarter of 2010.  As a reminder, this represents spend under management that has already been implemented.  This does not include spend under management that has been sold, but not yet been implemented on our platform.  During the quarter, we added 25 new customers, as Tangoe typically adds 20 to 30 new customers on a quarterly basis, and our third quarter performance was within that range.

Turning to expenses and profitability for the third quarter.  Our GAAP gross profit was 14.2 million, versus 9.5 million for the same period during the previous year.  Our GAAP operating loss for the quarter was $373,000, compared to operating income of $446,000 during the third quarter of 2010.  After deducting dividends and accretion related to our preferred stock, our GAAP net loss per share was $0.10 for the third quarter of 2011, based on 22.8 million shares, compared to a loss of $0.24 per share on 4.4 million shares in the third quarter, a year ago.  Our third quarter ‘11 GAAP operating loss includes a one-time restructuring charge of 1.5 million, related to the consolidation of acquired offices, which we disclosed in our second quarter filing.

Our non-GAAP gross margin percentage was 52.8%, which is down from 56.1% in the same quarter last year, but up from 52.1% during the second quarter of ‘11.  The year-over-year decline was due to the acquisitions of HCL and Telwares.  As we have discussed previously, both companies had operated at a lower gross margin than Tangoe, prior to their acquisition.  During the third quarter, we made progress migrating Telwares and HCL customers, and we expect to realize cost synergies during the fourth quarter and the first half of 2012.  As we complete the customer migration process, and eliminate third-party costs that HCL and Telwares had, that are no longer required, now that they are part of Tangoe.  We expect sequential improvement in gross margin to continue as we trend towards 2010 levels over the next year.  Excluding the impact of these acquisitions, Tangoe’s gross margins would have increased on a year-over-year basis.

And now, looking at non-GAAP operating income, which excludes stock-based compensation expense, restructuring charges, and the amortization of intangibles associated with acquisitions, was $3 million for the quarter; an increase of 94% on a year-over-year basis, and representing 10.7—10.9% of revenue.  Non-GAAP net income per share, which excludes stock-based compensation expense, amortization of intangibles associated with acquisitions, amortization of deferred financing costs, and restructuring costs, and the change in fair value for redeemable convertible preferred stock, was $0.07, based on 35.1 million shares, compared to $0.03 per share, based on 29 million shares, in the year-ago period.  Our third quarter adjusted EBITDA was $3.3 million, an increase of 83%, compared to the same quarter last year, and representing an adjusted EBITDA margin of 12.2%.

Turning to the balance sheet, we ended the quarter with $52.5 million in cash, which is up from 9 million at the end of last quarter, due primarily to the proceeds raised from the Company’s initial public offering.  Cash flow was solid for the quarter, as we generated $1.7 million in cash from operations, which contributed to 5.3 million for the first nine months of 2011, up 148% on a year-over-year basis.  We generated 2.1 million in unlevered free cash flow for the third quarter, which contributed to 6.2 million for the first nine months of 2011, up 92% on a year-over-year basis.  Our unlevered free cash flow metrics adds back net interest payments and IPO expense payments, while subtracting capital expenditures.

We also had a strong increase in accounts receivables during the quarter related to strong business activity along with the timing of certain invoices.  This provides us with a solid base for collections in the fourth quarter, which combined with our year-to-date performance, provides us the confidence the Company will remain on-track to achieve its full-year, unlevered free cash flow of $9 million to $9.7 million.  Our deferred revenue balance of 11.7 million was up 2.7 million, or 30%, compared to a year-ago period, and up 11% on a sequential basis, from 10.5 million in the second quarter of ‘11.  As a reminder, it’s important to remember that deferred revenue is not a key metric or an indication of our business activity for two primary reasons.  First we predominately bill on a monthly basis, so new sales cannot contribute much, if anything, to deferred revenue.  Second, we have deferred revenue that is related to legacy maintenance contracts, which is amortized annually, and we are not adding to this space with our subscription-based contracts.

Now, turning to our outlook for the fourth quarter and the full-year of 2011.  During the fourth quarter we are targeting a total revenue of $27.5 to $27.9 million, or growth of 47% to 49%.  We are currently targeting adjusted EBITDA of 3.2 million to 3.4 million for the fourth quarter, representing growth of 62% to 72%.  We expect adjusted net income per share, which excludes stock-based compensation and amortization related to acquisitions, of approximately $0.07, based on 38.5 million diluted shares, and a tax rate of approximately 7%.  Based on our strong third quarter, and our outlook for the fourth quarter, we are raising our full-year guidance.  For the full-year 2011 we are targeting revenue of 103.2 to 103.6 million.  This represents total revenue growth of over 51%.  We expect our 2011 adjusted EBITDA of 12.2 million to 12.4 million, which represents an adjusted EBITDA margin of 11.9% at the mid-point, as compared to 10% in 2010.

We continue to believe that there’s material leverage in our model, which is reflected in our long-term target model of 24% to 26% adjusted EBITDA.  We expect full-year adjusted net income per share, which excludes stock-based compensation and amortization related to acquisitions to be approximately $0.25, based on 33.7 million diluted shares, and a tax rate of approximately 7%.  Finally, we are targeting unlevered free cash flow of 9 million to 9.7 million for the full-year 2011, which assumes approximately 2.1 million in interest payments and IPO expense payments, and 1.6 million in gross capital expenditures.

So, in summary, our third quarter performance was ahead of plan across our key metrics, and our momentum has continued into the fourth quarter.  We continue to expand our clear market leadership position through our combination of strong recurring revenue growth and strategic acquisitions, and we remain optimistic about the Company’s outlook, which is reflected by our increased guidance for 2011.

With that, we’d be happy to take any of your questions.

QUESTION AND ANSWER SECTION

Operator:                                                                                Thank you.  If you would like to ask a question please signal by pressing the star key, followed by the digit one on your telephone keypad.  If you’re using a speaker phone, please make sure mute function is turned off to allow your signal to reach our equipment.  Once again, please press star, one if you have a question.  And we’ll pause for a moment to assemble the queue.

And first we’ll go to Tom Ernst with Deutsche Bank.

Q - Tom Ernst:                                                     Good afternoon, gentlemen.  Thanks for taking my questions.

A - Al Subbloie:                                                Sure, Tom.

A - Gary Martino:                                     Hey, Tom.

Q - Tom Ernst:                                                     So I’d like to ask about the revenue and bookings.  You pointed out on your call that you don’t pre-bill the customers, so we can’t really look at your billings as an indicator of the quality of revenue.  And I know you don’t disclose your bookings for us, but can you qualitatively explain the development of your bookings and pipeline, relative to revenue?  In other words, was this a normal quarter, or did you benefit from cleaning out your pipeline at all?  Or did you actually build?  Thank you.

A - Al Subbloie:                                                No, I think we felt good about the momentum in the business for the quarter, as I mentioned, and some people have asked macro events.  There was no impact from that standpoint.  So, we felt very good about the growth in bookings in the quarter, moving-forward.  And again, we don’t disclose the exact numbers, but obviously we’ve taken our guidance up for the year.

A - Gary Martino:                                     And as I think as we indicated, Tom, the deferred revenue increase wasn’t necessarily tied to bookings.  We do have some project work that could lead to deferred revenue.  We also have some legacy maintenance contracts that could lead to some deferred revenue.  So it’s a combination of those factors, which increased deferred revenue, and contributed to the increase in total billings.

A - Al Subbloie:                                                And we feel good about the growth in the pipeline, it continues to gain momentum across the board, across all the segments, the existing customers channels as well as new business front.

Q - Tom Ernst:                                                     Okay, that sounds good.

A - Al Subbloie:                                                Including international.

Q - Tom Ernst:                                                     That sounds good, and then, so it’s fair to characterize it at least as a normal developed quarter on a revenue standpoint then?

A - Al Subbloie:                                                Yes, absolutely.

A - Gary Martino:                                     Yes, absolutely.

Q - Tom Ernst:                                                     Okay.  I know you don’t provide an organic number, we make an attempt at that, and my math would suggest that this is the best organic growth quarter you’ve had on both the total revenue and the recurring basis, since the financial crisis started.  So, the question is with regards to the two most recent acquisitions, Telwares and HCL; what are you finding on the migrations you have done?  Is this a catalyst for up-selling?  Is that part of the up-ticking organic growth?  And how much of that base do you actually think you can migrate?

A - Al Subbloie:                                                Well, first of all, in the third quarter, the time by which we’ve had the acquisitions didn’t—I mean I think I referenced a few of the up-sells and cross-sells.  But you’re right, most of that should come after migrating.  So I wouldn’t say a huge amount of contribution of organic growth in the third quarter came from the acquired up-sell/cross-sell.  We did have a little contribution, but it wasn’t certainly a huge contribution.

We certainly expect more of that going-forward, Tom, as the migrations progress.

Q - Tom Ernst:                                                     Okay.  So that’s not the driver of the acceleration, which I guess means there’s more potential good news.  How many of the customers, now that you’ve got a couple, three quarters under your belt with each of them, do you expect to migrate at this point?  Are you running into any that will not migrate, et cetera?  Is there a part of that base that you think might stall out?

A - Al Subbloie:                                                No, we don’t believe that at all.  Most of it’s around timing and a lot of it has to do with their plans.  Sometimes a customer might be at an SAP conversion or something that keeps them busy.  So, you know, as you’re working through the timing, you’ve got to be somewhat cognizant of what their project plans are, as well.  So most of that is just placing them in a comfort zone, given the other distractions that they have as a business, but we feel confident that we’ll be migrating all the customers over.

A - Gary Martino:                                     And from a cost perspective on the migration, you know, once we migrate them, there is a little bit of a lag with the cost synergies, because we do have third-parties that we’re, you know, reducing their costs.  And there’s some lead time associated with notice periods and things like that.  So the cost synergies are a little bit delayed, even though we may have migrated some of the customers.

Q - Tom Ernst:                                                     Okay.  And is it still consistent with nobody being forced to migrate this year; is it still a small percentage that has started to move so far?

A - Gary Martino:                                     It’s not a majority, it’s in the minority, but, you know, there’s a good number.  A good track record so far.

Q - Tom Ernst:                                                     Okay.  I’ll get back in the queue.

A - Al Subbloie:                                                And Tom, the schedule’s full.

Q - Tom Ernst:                                                     That’s good to hear.  All right, I’ll get back in the queue.  Thank you.

A - Al Subbloie:                                                You bet.

A - Gary Martino:                                     Thank you, Tom.

Operator:                                                                                And moving on to Terry Tillman with Raymond James.

Q - Terry Tillman:                                Hey, guys.  Good afternoon, nice job, and thanks for taking my questions.  I just had three easy questions.  In terms of IBM, how you talked about IBM as a customer.  Could you may be give a little bit more detail, in terms of is it just an expansion of spend under management with an existing product?  Or is it brand new functionality?  And I’d be curious, when you sign an additional multi-million dollar, multi-year deal, when do we start seeing the revenue from, like, the specific deal?  Is it more of a ‘12 event, or could you start in the fourth quarter?

A - Al Subbloie:                                                Well, it’s a portion—as IBM’s a large customer, Terry, as you know, and they can still be very fragmented in some of their strategies.  So, there’s portions of business that they either use internal systems or third-party systems.  This was one where they consolidated both some internal systems and third-party systems and moved it under Tangoe.

In terms of when things hit revenue, that can range, again one of the reasons why we don’t disclose bookings, it’d be a little bit misleading—anywhere from a contract that can literally begin hitting revenue immediately to a contract that can take three, four or five months.  So, you know, in terms, it really depends and it varies and this one Gary, I—

A - Gary Martino:                                     Yes, I think with this specific contract, given the size and the nature of it, I think it’s safe to say that its impact is on 2012.

A - Al Subbloie:                                                Right.

Q - Terry Tillman:                                Okay, okay.  And maybe in terms of—is it—if we are able to carve out, you know, the new ARR that comes from new logos.  Are you seeing any change, Al, in terms of or trending whereby, you know, you’re more replacements of existing commercial vendors?  Or just anything you’re seeing on the competitive displacement or replacement side, as a proportion of that new ARR?

A - Al Subbloie:                                                I know, I mean, I don’t think we see a trend that’s any different than what we’ve seen over the last couple years, and we continue to gain market share.  Certainly some of the deals we do are replacements of others, but we also are, you know, penetrating the greenfield opportunity, and that’s happening both from our strategical alliances, as well as just our direct forces.  And obviously our existing customers are up-selling, you know, buying from our up-sells and cross-sells, across the board.  So, I think we see a good strength really across all of our channels.

Q - Terry Tillman:                                Okay, and just maybe my last question and I don’t know if this is for Al or Gary, but I know you’re not giving guidance for 2012, but anything philosophically you could give us an update in terms of, you know, as you balance investing for growth and driving operating leverage.  How we should at least at a high level, think about that into ‘12; is it still a balance?  Or maybe tilting it one way or another?  Thank you.

A - Al Subbloie:                                                Yes.  No, it’s a good question.  Well first of all, let me respond Terry.  You know, obviously we’re excited about 2011.  We just raised our guidance for the fourth quarter.  You know, in terms of our timing we’ll certainly close our year out and we’ll be giving more specific guidance when we talk about the fourth quarter, going into 2012.  I think we feel very good about the position, both from a growth perspective on the top-line, as well as gaining more operating leverage obviously on the bottom-line, as you’ve seen us do historically.

So, I think we feel good about it.  We haven’t seen the macro events be an impact.  As everybody knows we’ve had the experience of the 2008/2009 years, which we did quite well through that, so we’re not concerned about that.  And again, feel very good about the momentum that we’re building.

Operator:                                                                                And we’ll now go to Tom Roderick with Stifel Nicolaus.

Q - Tom Roderick:                                Hey, gentlemen, good afternoon.  So, Al, I wanted to start with a question on the MDM side.  I recognize this is still less than 10% of your business, but it seems like a segment particularly with the Smartphone growth, and the rise in popular devices like the iPhone itself.  I’m curious if you can comment on the growth rates there?  Maybe just sort of directionally give us some understanding as to, is MDM growing faster than the core of the business?  So that’s question number one.

Number two, kind of curious for your insights into some competitive developments out there.  It looks like AT&T has its own offering that it released here recently, and as it relates to carriers coming up with their own solutions.  Where do you, kind of, stack out, and how much more market awareness is this driving demand for your own solution?

A - Al Subbloie:                                                Well, you know, I’ll start out and remind everybody, as certainly the growth of Smartphones and what Apple and Google have done, in terms of beginning to penetrate enterprises.  Certainly we see some, you know, good growth in that marketplace.  I want to remind everybody that the overall deal size of an MDM deal as a stand-alone deal, is certainly much smaller than the typical deal size that we would see either in a fixed to mobile or combined deal.

I also want to remind everybody that we have a pretty heavy emphasis on bundling our solutions, we’re the only offering out there that brings MDM together with a full Mobile Lifecycle solution and a full fixed and mobile solution.  We’re seeing a good amount of traction in that market, and that is a competitive differentiation that we have.  That doesn’t mean there aren’t stand-alone deals going on, but the deal sizes tend to be smaller, so while the deal counts can be higher, the deal sizes are actually smaller.  But we look at it as a great add-on product to what we’re doing.

We do see great potential in that market, without a doubt, but I can’t say right now that, you know, that we’re seeing, you know, that grow—(inaudible).  We’re actually seeing growth right across all of our solutions, from a CLM perspective, and we’re seeing good uptake in our message which is a bundle solution across the board.  I’m including real time expense management, which again, is sort of a unique characteristic that we provide in the MDM world.

In terms of carriers getting into the market, there’s an awful lot of partnering going on, right now.  As many of you may know we partnered today on MDM with the likes of IBM, as well as Dell, as an example.  And we’re obviously expanding our partnerships moving-forward.

Q - Tom Roderick:                                Great.  And maybe, just following up on the thought of the competitive landscape.  So historically, you’re number one competitor Rivermine was taken out earlier this year by Emptoris.  Any views as to how that combination is working in the marketplace?  Do you see more or less of Rivermine competitively these days, as opposed to a year ago?

A - Al Subbloie:                                                Probably consistent, we haven’t seen it change very much.  I might have actually said slightly less for a little while right after the acquisition, but it hasn’t had any uptake whatsoever.  We still see the main competitor being a homegrown solution, certainly in the greenfield market, and we see a highly fragmented competitor-base out there.

You know, you don’t often see the same competitors, Tom, a lot out there.  You just see a fragmented group.  I still think there’s certainly room for consolidation in this market.

Q - Tom Roderick:                                Great.  Last one from me.  I’m curious, to follow-up on Terry’s question about IBM.  Sounds like you did displace at least one third-party vendor.  Can you comment as to who was the competition, or who you displaced in there?  And maybe just again, repeat what the products are that you’re now inserting into IBM?

A - Al Subbloie:                                                Yes.  No, if you don’t mind I’ll stay away from the name of the player.  But in terms of the expanded area, it was kind of on our core—on the invoice bill-processing side, fixed expense management, some degree of mobile in there as well, but mostly on the fixed side.

Q - Tom Roderick:                                Okay.

A - Al Subbloie:                                                For that transaction.  We have other opportunities with IBM internal that we’re chasing as well, moving-forward, but obviously we closed that one in the third quarter.

Q - Tom Roderick:                                But mostly on the fixed side for invoice and bill processing?

A - Al Subbloie:                                                Correct.

Q - Tom Roderick:                                Very good.  Okay, great.  Congratulations, thanks a lot guys.

A - Al Subbloie:                                                Thanks, Tom.

A - Gary Martino:                                     Thanks.

Operator:                                                                                And as a reminder that is star, one for questions.  We’ll take a follow-up question from Tom Ernst.

Q - Tom Ernst:                                                     Yes, guys.  Good afternoon, one more question.  You mentioned on the call the desire here to invest for growth, and talked about going internationally, Asia Pacific, et cetera.  I know you’re not giving guidance for next year, but you’ve talked about having the ability to invest for growth and expand margins at the same time.  I think the street here is looking for a little bit over 300 basis points.  Were you trying to signal that you wanted to invest more aggressively than your plans just a few months ago?  Or is that still consistent with the view from a couple months ago?

A - Al Subbloie:                                                Well, you know, again I think we’re—at least philosophically, Tom, we’ll be sitting down in much greater detail for the end-of-year release, when we give you guys more formal guidance.  But I think right now that Gary and I remain generally consistent about our strategy for next year.

Q - Tom Ernst:                                                     Okay.

A - Al Subbloie:                                                We’re saying our ability to expand our sales and distribution channels both here in the U.S. and, you know, in Asia Pac and Europe, within a good solid operating plan.  So I don’t see any change in that strategy.

A - Gary Martino:                                     I think we shared with folks overall that, in terms of the expense category sales and marketing, you know, would have the highest growth that we see just from an overall perspective.  Whereas, some of the other line items won’t be running quite as fast.

Q - Tom Ernst:                                                     Okay.  You entered Europe successfully, really through big companies that brought you in globally.  What’s your visibility into entry in Asia Pacific today?

A - Al Subbloie:                                                Is very similar, Tom.  We’re certainly, in terms of new accounts, both direct and through, actually, existing customers, as well as our alliances, we’re adding Asia Pacific spend.  As we quoted the, you know, I don’t have the number off the top of my head, but we would support 4.1 billion that we do internationally.  You know, a decent percentage of that is growing in Asia Pac as well.

So I think the same strategy exists there for us as it did in Europe.  And as I think I told everybody, the timing for Europe was, you know, heavy emphasis on entering and penetrating that market beginning in ‘11, and our view is we’ll do the same in Asia Pac in ‘12.  While we continue to really expand in European presence as well.

Q - Tom Ernst:                                                     Okay.  Thanks again, guys.

A - Al Subbloie:                                                You bet.

A - Gary Martino:                                     Thanks.

Operator:                                                                                We have no further questions in queue.  I will now turn the call back over to Mr. Subbloie for any additional or closing remarks.

Al Subbloie:                                                                   Great.  Well listen, again, I want to take a minute to thank everybody for joining us on the call today.  I’d just like to close-out and say, we’re obviously very excited about our performance in the third quarter, excited about taking our guidance up for 2011, feel very good about our prospects going into 2012.  I think I’ll repeat, the macro events out there don’t concern us at this point, with our track record of growth in good or bad times.

We really look forward to staying in touch with folks, and look forward to seeing you guys on the next earnings call.  With that, I’d like to thank everyone for joining us today.

Gary Martino:                                                        Thank you, everyone for joining us.

Operator:                                                                                Once again, this does conclude today’s conference.  We do thank you all for joining us.